UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SOUTHWESTERN ENERGY COMPANY

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 3, 2021
Explanatory Note

The Company seeks your support of the Board of Directors’ recommendations to vote FOR Proposals Nos. 1, 2 and 3 and AGAINST Proposal No. 4 at our annual meeting May 18, 2021. In particular, the Company asks you to vote FOR Proposal No. 2 (Say-on-Pay) and offers the following additional context regarding the compensation provided to Ms. McCauley in connection with her departure from the Company on December 31, 2020.

Ms. McCauley’s position of Senior Vice President—Administration was involuntarily eliminated in connection with a workforce reduction and broader ongoing efforts the Company has undertaken since 2018 to improve the Company’s cost structure and reduce general and administrative expense. In addition to Ms. McCauley, four other officer positions were also eliminated in 2020, and, since 2018, the Company has reduced its annual general and administrative costs by $123 million as a result of a strategic realignment of the Company’s organizational structure and efforts to reduce non-personnel general and administrative expenses. The total restructuring charges incurred by the Company in connection with workforce reductions in 2020 and during the first quarter of 2021 were approximately $22 million.

The severance Ms. McCauley received in connection with her departure, which is disclosed in the Proxy Statement, was consistent, relative to Ms. McCauley’s position and years of service, with severance paid to other employees who have departed the Company in connection with a reduction in workforce or position elimination.